Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens and Minor, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-32497, 33-41402, 33-63248, 333-58337, 333-58341, 333-61550, 333-106361, 333-124965, and 333-142716) on Form S-8 of Owens & Minor, Inc. of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2008 (the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Owens & Minor, Inc.

Our report on the consolidated financial statements contains an explanatory paragraph that states, effective January 1, 2007, the Company adopted the provisions of Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109; and effective December 31, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employees’ Accounting for Defined Pension and Other Postretirement Plans.

Our report on the effectiveness of internal control over financial reporting, contains an explanatory paragraph that states the Company acquired certain assets and liabilities of The Burrows Company (the acquired business) during 2008, and management excluded the acquired business from its assessment of the effectiveness of the Company’s internal control over financial reporting. Our audit on internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the acquired business.

Richmond, Virginia

February 27, 2009